                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 31, 1998

                                 POWER-ONE, INC.

-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                   0-29454                  77-0420182
-------------------------------------------------------------------------------
(State or other jurisdiction of         (Commission         (I.R.S. Employer
 incorporation or organization)          File number)        Identification No.)

       740 CALLE PLANO, CAMARILLO, CA                                 93012
-------------------------------------------------------------------------------
     (Address of principal executive offices)                       (Zip code)

         REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (805) 987-8741

                                NOT APPLICABLE
-------------------------------------------------------------------------------
    (Former name, former address and former fiscal year, if changed since last report)

    This report amends the current report on Form 8-K dated August 31, 1998 of Power-One, Inc. (the "Company"), relating to the purchase by the Company of all of the outstanding capital stock and certain convertible loans of Melcher Holding AG ("Melcher"). This report contains the financial statements and pro forma financial information required to be provided under Item 7 of the Form 8-K. Therefore, the Company hereby amends its Form 8-K in accordance with Rule 12b-15 under the Securities Exchange Act of 1934. Other than as set forth herein, there has been no change in the information set forth in the Form 8-K.


Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

    The following financial statements and pro forma financial information are filed as part of this report:

(a)   Financial statements of businesses acquired.

    Consolidated balance sheet of Melcher Holding AG as of September 30, 1997 and related consolidated statements of operations and cash flows for the year ended September 30, 1997.

    Unaudited interim consolidated balance sheet of Melcher Holding AG as of June 30, 1998 and related unaudited interim consolidated statements of operations and cash flows for the nine months ended June 30, 1998 and 1997.

(b) Pro forma financial information.

    Pro forma consolidated balance sheet as of December 31, 1997 and explanatory notes.

    Pro forma consolidated statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 and 1997 and explanatory notes.

(c) Exhibits

    The exhibits listed below are filed as part of, or incorporated by reference, into this report.


 EXHIBIT NO.        DESCRIPTION
 -----------        -----------
   2.1*             Stock and Loan Purchase Agreement effective August 31, 1998 between SBC Equity Partners Ltd., Defi Holding SA,
                    Elektrowatt AG, Dr. Hans Grueter, Dr. Martin Schnider,
                    Johann Milavec and Power-One, Inc. regarding the sale and
                    purchase of shares in and certain convertible loans to
                    Melcher Holding AG

   23 Consent of KPMG Fides Peat with respect to the Consolidated Financial Statements of Melcher Holding AG.

-------------------
*  Previously filed as an exhibit on Form 8-K of Power-One, Inc.
   (File No. O-29454)


The Registrant undertakes to furnish supplementally to the Commission, upon request, a copy of any Exhibit or Schedule to the Stock and Loan Purchase Agreement.

                          Independent Auditors' Report

To the Board of Directors of
Melcher Holding AG

We have audited the accompanying consolidated balance sheet of Melcher Holding AG and subsidiaries ("Melcher Holding AG") as of September 30, 1997 and the related consolidated statements of operations and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Melcher Holding AG as of September 30, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in Switzerland.

Generally accepted accounting principles in Switzerland vary in certain significant respects from generally accepted accounting principles in the United States. The application of generally accepted accounting principles in the United States would have affected net income for the year ended September 30, 1997 and shareholders' equity as of September 30, 1997 to the extent summarized in Note 17 to the consolidated financial statements.

KPMG Fides Peat

Zurich, Switzerland
November 13, 1998

                               Melcher Holding AG

                           Consolidated Balance Sheets

                         (in thousands of Swiss francs)

                                                                September 30,              June 30,
                                                                    1997                     1998
                                                             --------------------    --------------------
                                                                                          (unaudited)
                    ASSETS

Current assets:
    Cash and cash equivalents                                         1,540                   2,411
    Trade accounts receivable, net                                   12,884                  14,887
    Other receivables                                                 2,372                   3,956
    Inventories, net                                                 11,391                  15,424
    Other current assets                                                258                     310
                                                             --------------          --------------
       Total current assets                                          28,445                  36,988
                                                             --------------          --------------
Non-current assets:
    Fixed assets, net                                                13,156                  13,680
    Intangible assets                                                     2                       -
                                                             --------------          --------------
       Total non-current assets                                      13,158                  13,680
                                                             --------------          --------------
       Total assets                                                  41,603                  50,668
                                                             --------------          --------------
                                                             --------------          --------------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt                              3,533                   5,200
    Trade accounts payable                                            4,435                   4,673
    Accrued payroll and related items                                 3,044                   2,670
    Taxes payable                                                       559                   1,442
    Other accrued expenses                                            3,407                   3,653
                                                             --------------          --------------
       Total current liabilities                                     14,978                  17,638
                                                             --------------          --------------

Non-current liabilities:
    Long-term debt                                                   13,807                  16,846
    Other long-term liabilities                                       4,709                   4,724
                                                             --------------          --------------
       Total non-current liabilities                                 18,516                  21,570
                                                             --------------          --------------

Shareholders' equity:
    Share capital                                                     4,800                   4,800
    Participation certificate capital                                   227                     227
    Additional paid-in capital                                        4,833                   4,833
    Retained earnings (accumulated deficit), including
     currency translation adjustments                                (1,751)                  1,600
                                                             --------------          --------------
       Total shareholders' equity                                     8,109                  11,460
                                                             --------------          --------------
Total liabilities and shareholders' equity                           41,603                  50,668
                                                             --------------          --------------
                                                             --------------          --------------

           See accompanying notes to the consolidated financial statements

                               Melcher Holding AG

                     Consolidated Statements of Operations

                        (in thousands of Swiss francs)


                                                                                    Nine months ended
                                                         Year ended                     June 30,
                                                        September 30,       -------------------------------
                                                             1997                1998              1997
                                                        -------------       -------------     -------------
                                                                              (unaudited)       (unaudited)
Net sales                                                      62,761               54,067            45,270
Cost of goods sold                                             24,840               25,976            18,282
Changes in inventories                                            747               (3,004)              497
                                                        -------------        -------------     -------------

Gross profit                                                   37,174               31,095            26,491
Personnel costs                                                19,781               16,659            14,427
General expenses                                                8,591                7,177             6,496
Other expenses, net                                               997                   88               771
Depreciation of fixed assets                                    2,230                1,911             1,691
                                                        -------------        -------------     -------------

Income before interest, extraordinary
 items and taxes                                                5,575                5,260             3,106
Financial expenses                                                981                  741               764
Financial income                                                 (248)                 (31)             (163)
Extraordinary income                                             (279)                (109)             (360)
Extraordinary expenses                                            610                   13               314
                                                        -------------        -------------     -------------

Income before taxes                                             4,511                4,646             2,551
Provision for taxes                                             1,017                1,398               727
                                                        -------------        -------------     -------------

Net income                                                      3,494                3,248             1,824
                                                        -------------        -------------     -------------
                                                        -------------        -------------     -------------


        See accompanying notes to the consolidated financial statements

                               Melcher Holding AG

                    Consolidated Statements of Cash Flows

                        (in thousands of Swiss francs)


                                                                                             Nine months ended
                                                                      Year ended                  June 30,
                                                                     September 30,      ------------------------------
                                                                        1997                1998              1997
                                                                        ----                ----              ----
                                                                                         (unaudited)       (unaudited)
Cash flows from operating activities:
    Net income                                                           3,494               3,248             1,824
    Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
      Depreciation of fixed assets                                       2,230               1,911             1,691
      Net (gain) loss from sale of fixed assets                             61                 (36)               18
      Increase (decrease) in cash resulting from changes in:
        Trade accounts receivable, net                                  (1,100)             (2,003)              309
        Inventories                                                        493              (4,003)                1
        Other receivables                                                 (479)             (1,635)           (1,360)
        Trade accounts payable                                           1,100                 230               906
        Accruals and other liabilities                                   3,447                 874               322
                                                                 -------------       -------------     -------------
          Net cash flows provided by
           (used in) operating activities                                9,246              (1,414)            3,711
                                                                 -------------       -------------     -------------

Cash flows from investing activities:
    Investments in fixed assets                                         (3,317)             (2,432)           (1,854)
    Proceeds from sale of fixed assets                                     203                 111                60
    Other, net                                                               8                  --                10
                                                                 -------------       -------------     -------------
           Net cash flows used in investing activities                  (3,106)             (2,321)           (1,784)
                                                                 -------------       -------------     -------------

Cash flows from financing activities:
    Borrowings (repayments) of third party debt                         (6,400)              4,705            (1,389)
    Proceeds from issuance of equity capital to third parties               23                  --                23
                                                                 -------------       -------------     -------------
           Net cash flows provided by
            (used in) financing activities                              (6,377)              4,705            (1,366)
                                                                 -------------       -------------     -------------

Effect of exchange rate changes on cash and
 cash equivalents                                                         (659)               (99)               124
                                                                 -------------       -------------     -------------
Net increase (decrease) in cash and cash equivalents                      (896)                871               685
Cash and cash equivalents at beginning of period                         2,436               1,540             2,436
                                                                 -------------       -------------     -------------

   Cash and cash equivalents at end of period                            1,540               2,411             3,121
                                                                 -------------       -------------     -------------
                                                                 -------------       -------------     -------------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                            1,024                 675               672
     Taxes                                                                 316                 383               202


         See accompanying notes to the consolidated financial statements

                               Melcher Holding AG

                Notes to the Consolidated Financial Statements

               (in thousands of Swiss francs, except share data)


1.         SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

DESCRIPTION OF THE BUSINESS

Melcher Holding AG and subsidiaries ("Melcher" or the "Company") is primarily engaged in the design and manufacture of DC/DC power conversion products which it distributes throughout Europe. Melcher has manufacturing operations in three European locations and sales and application engineering offices in seven European countries, the United States and Canada.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include all of the entities owned/controlled by the Company. All significant intercompany transactions and balances have been eliminated. The companies included in the consolidation are listed below:

       Melcher Holding AG                              Switzerland
       Melcher AG                                      Switzerland
       Domenic Melcher AG                              Switzerland
       Melcher S.A.                                    France
       Melcher Ltd.                                    Great Britain
       Melcher S.r.l.                                  Italy
       Melcher GmbH                                    Germany
       Melcher B.V.                                    Netherlands
       Melcher Simp Ltd.                               Ireland
       Melcher Produktion AG                           Switzerland
       Melcher s.r.o.                                  Slovakia
       LR Crystal IMMO a.s.                            Slovakia
       Melcher Inc.                                    USA
       Melcher Corp.                                   Canada

All subsidiaries are wholly owned except for Melcher Produktion AG and LR Crystal IMMO a.s. Melcher s.r.o. is 100% owned by Melcher Produktion AG. Melcher Produktion AG is 90% owned by Melcher AG with the remaining 10% owned by a minority shareholder. LR Crystal IMMO a.s. is 70% owned by Melcher Produktion AG with the remaining 30% owned by the same minority shareholder.

BASIS OF PRESENTATION

For purposes of consolidation, the accounts are prepared using uniform accounting and valuation principles, and are summarized in the consolidated financial statements according to the same consolidation rules. The consolidated financial statements are prepared in conformity with the Swiss Accounting and Reporting Recommendations Committee guidelines (Swiss GAAP).

                               Melcher Holding AG

                  (in thousands of Swiss francs, except share data)


BASIS OF PRESENTATION - (CONTINUED)

The Company was incorporated to effect the acquisition (the "Acquisition") of Melcher from Elektrowatt AG (Elektrowatt) on June 25, 1996. Melcher was acquired for a purchase price of CHF 16,000 provided through the issuance of (i) equity of CHF 100 to management and SBC Equity Partners (SBC), (ii) short-term obligations of CHF 9,760 to management and SBC held exclusively for the right to purchase shares of the Company, (iii) long-term debt of CHF 1,140 payable to SBC and (iv) long-term debt of CHF 5,000 to Elektrowatt in the form of a convertible and subordinated loan.

Goodwill arising from the Acquisition has been charged directly to consolidated shareholders' equity.

Effective November 28, 1996, the articles of incorporation were amended (the "Recapitalization") and the CHF 9,760 of short-term obligations previously held by management and SBC were converted into varying amounts of Class A and B shares. All such shares have equal voting rights.

Accounting policies applied for valuing financial statement items have been consistently applied. Assets are valued at historical cost. If the market value of the assets is less than the book value, the lower value is used. Assets are valued individually, and are subject to value adjustments as necessary.

CONVERSION OF FOREIGN CURRENCIES

The reporting currency for the consolidated financial statements of the Company is the Swiss franc. The assets and liabilities of companies whose functional currency is other than the Swiss franc are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such companies are translated at the average exchange rates during the year. Translation gains or losses are accumulated as a separate component of shareholders' equity.

FIXED ASSETS

Fixed assets are included in the consolidated balance sheet at historical cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful life of the asset. Scheduled depreciation periods are as follows:

              Buildings and improvements            20 to 32 years
              Machinery and equipment               4 to 10 years
              Vehicles                              4 to 5 years
              Computer equipment                    3 to 6 years

INVENTORIES

Inventories (raw materials, work-in-progress, semi-finished and finished goods) are included in the balance sheet at their average purchase price or production cost, but not higher than their net realizable value. Production costs include direct materials and labor costs.

                               Melcher Holding AG

                  (in thousands of Swiss francs, except share data)


RECEIVABLES

Trade accounts receivable are recorded at the nominal value, taking into account necessary allowances for doubtful accounts. The amount of the allowance depends on the term of the accounts receivable, and the customer or country-specific risks.

TAXES

Current income taxes are calculated based on taxable income of the period and are accrued in the same periods as the revenues and expenses to which they relate.

Deferred income taxes are determined using the liability method whereby deferred income tax is recognized on temporary differences. Temporary differences between the carrying value of an asset or liability used for tax purposes and that used for financial reporting purposes arise in one period and reverse in one or more subsequent periods. The related deferred tax liabilities are included in other long-term liabilities with those changes being recorded in the statement of operations. Deferred tax assets are generally not recognized.

UNAUDITED INTERIM FINANCIAL DATA

The unaudited interim consolidated financial statements included herein have been prepared by the Company without audit in accordance with Swiss GAAP. In the opinion of the Company management, the accompanying unaudited interim consolidated financial statements have been prepared on a basis substantially consistent with the audited consolidated financial statements and contain adjustments, all of which are of a normal recurring nature, necessary to present fairly its financial position as of June 30, 1998 and its results of operations and cash flows for each of the nine month periods ended June 30, 1998 and 1997. Interim results are not necessarily indicative of results for the fiscal year.

2.         SALES

Sales refer to net sales to third parties after intercompany profit elimination and sales tax. Revenue is recognized when title to a product has transferred or services have been rendered.

3.         OTHER EXPENSES

Other expenses includes expenditures to establish reserves for liabilities.

                               Melcher Holding AG

                  (in thousands of Swiss francs, except share data)


4.         EXTRAORDINARY INCOME

Extraordinary income includes earnings from services of CHF 99, subsidies in connection with job creation of CHF 102 and other items.

5.         EXTRAORDINARY EXPENSES

Extraordinary expenses include losses from sale of assets of CHF 61, restructuring costs of CHF 250 and other items.

6.         TRADE ACCOUNTS RECEIVABLE, NET

The allowance for doubtful accounts receivable totaled CHF 582 at September 30, 1997.

7.         INVENTORIES, NET

Inventories consist of :

                                             September 30,                  June 30,
                                                  1997                        1998
                                             -------------                 -----------
                                                                           (unaudited)
Raw materials                                   6,490                          8,949
Work-in-progress                                1,038                          1,356
Semi-finished and finished products             5,507                          6,497
Obsolescence reserve                          (1,644)                        (1,378)
                                              -------                        -------
Total                                          11,391                         15,424
                                              -------                        -------
                                              -------                        -------

8.         FIXED ASSETS, NET

Fixed assets consist of :

                                                    September 30,
                                                         1997
                                                    -------------
Land                                                        12
Buildings and improvements                               6,435
Machinery and equipment                                  4,128
Computer equipment and other                             2,581
                                                        ------
Total                                                   13,156
                                                        ------
                                                        ------

                               Melcher Holding AG

                  (in thousands of Swiss francs, except share data)


8.         FIXED ASSETS, NET - (CONTINUED)

                                                            September 30,
                                                                 1997
                                                            -------------
Net book value at October 1, 1996                               12,196
Additions                                                        3,317
Retirements                                                       (264)
Depreciation                                                    (2,230)
Currency differences                                               137
                                                               -------
Net book value at September 30, 1997                            13,156
                                                               -------
                                                               -------

Initial gross value                                             29,528
Accumulated depreciation                                       (16,372)
                                                               -------
Net book value at September 30, 1997                            13,156
                                                               -------
                                                               -------

The fire insurance value of such asset was CHF 28,670. Commitments for the purchase of capital goods totaled CHF 202.

9.         LONG-TERM DEBT

Long-term debt consist of :

                                                               September 30,
                                                                   1997
                                                               -------------
Borrowings under revolving credit arrangements                    11,200
Due to SBC, interest at 4%, due in full on June 20, 2001           1,000
Due to Elektrowatt, interest at 4% payable in semi-annual
   installments of CHF 500 beginning July 1, 2001                  2,500
Convertible loans due to Elektrowatt and SBC                       2,640
                                                                  ------
                                                                  17,340
Current maturities                                                (3,533)
                                                                  ------
                                                                  13,807
                                                                  ------
                                                                  ------

The Company has entered into various revolving credit arrangements which allow the Company to borrow up to CHF 21,000. Any such borrowings bear interest at Swiss LIBOR plus 1.25% to 2.0% and mature at various time intervals. At September 30, 1997, the borrowings under the revolving credit arrangements total CHF 11,200 of which CHF 3,533 are due within one year. A loan under the revolving credit arrangement of CHF 3,000 is secured by a mortgage. The net book value of the corresponding asset is CHF 4,242.

                               Melcher Holding AG

                  (in thousands of Swiss francs, except share data)


9.       LONG-TERM DEBT - (CONTINUED)

The Company has convertible loans outstanding to Elektrowatt and SBC totaling CHF 2,500 and CHF 140, which are convertible into 45,440 and 2,560 shares of Class B stock, respectively. Such loans are non-interest bearing. The convertible loan from Elektrowatt is payable in semi-annual installments beginning July 1, 2001. Elektrowatt may also convert the loan into Class B shares in CHF 500 increments beginning January 1, 1999. Elektrowatt and SBC have the right to convert the entire amount of the loans if the Company's majority share capital is sold to a third party prior to January 1, 1999. The SBC convertible loan is due in full on July 1, 2003.

10.        OTHER LONG-TERM LIABILITIES

                                           September 30,
                                               1997
                                           -------------
Deferred taxes                                 2,292
Reserves for liabilities                       1,924
Pension commitments                              103
Other                                            390
                                               -----
Total                                          4,709
                                               -----
                                               -----

11.        SHAREHOLDERS' EQUITY

At October 1, 1996, the authorized capital stock of the Company consisted of 2,085 Class A stock, with a CHF 10 par value, 3,166 shares of Class A stock, with a CHF 25 par value and approximately CHF 9,760 in short-term obligations held solely for the purpose of converting into shares of the Company's stock. In connection with the November 28, 1996 Recapitalization, the short-term obligations held by management and SBC were converted into their respective Class A and B shares. All such shares have equal voting rights.

At September 30, 1997, the authorized capital stock of the Company consisted of 300,000 shares of which 100,000 were designated as Class A stock, with a CHF 10 par value, 200,000 shares of stock were designated as Class B stock, with a CHF 25 par value, and 2,272 participation certificates ("PC's"), with a CHF 100 par value. As of September 30, 1997, there were 100,000 shares of Class A stock, 152,000 shares of Class B stock and 2,272 PC's outstanding.

The PC's have no voting rights. Rather, the PC's entitle the holder to participate in the appreciation (or depreciation) of the Company as defined by the SBC purchase agreement. Under the purchase agreement with SBC, Melcher may assign the right to purchase the PC's from SBC to employees of the Company as of specified dates. All purchases by employees are made at fair market value as stated in the purchase agreement with SBC. The Company receives no proceeds from purchases made by employees.

                               Melcher Holding AG

                 (in thousands of Swiss francs, except share data)

12.  CHANGES IN SHAREHOLDERS' EQUITY


                                                               Additional                  Currency
For the year ended                 Paid-in  Participation       Paid-in      Accumulated  Translation   Minority
September 30, 1997                 Capital   Certificates       Capital        Deficit    Adjustment    Interest    Total
------------------                 -------  --------------      -------        -------    ----------    --------    -----
Balance at October 1, 1996             100           -            9,760         (5,104)         358           -     5,114
Recapitalization                     4,700         227           (4,927)             -            -           -         -
Minority interest
 contribution                            -           -                -              -            -          23        23
Net income                               -           -                -          3,560            -         (66)    3,494
Currency translation
 adjustment                              -           -                -              -         (522)          -      (522)
                                    ------      ------          -------         ------      -------       -----     -----
Balance at September 30, 1997        4,800         227            4,833         (1,544)        (164)        (43)    8,109
                                    ------      ------          -------         ------      -------       -----     -----
                                    ------      ------          -------         ------      -------       -----     -----


                                                                              Retained
                                                               Additional     Earnings     Currency
For the nine month period          Paid-in  Participation       Paid-in     (Accumulated  Translation   Minority
ended June 30, 1998                Capital   Certificates       Capital        Deficit)   Adjustment    Interest    Total
-------------------------         -------  --------------      -------        -------    ----------    --------    -----
(unaudited)
Balance at October 1, 1997          4,800            227         4,833           (1,544)    (164)       (43)          8,109
Net income                              -              -             -            3,286        -        (38)          3,248
Currency translation
 adjustment                             -              -             -                -      103          -             103
                                    -----            ---         -----           ------     ----        ---          ------
Balance at June 30, 1998            4,800            227         4,833            1,742      (61)       (81)         11,460
                                    -----            ---         -----           ------     ----        ---          ------
                                    -----            ---         -----           ------     ----        ---          ------

Goodwill resulting from the purchase of the Company from Elektrowatt in 1996 of CHF 7,329 was charged directly to shareholders' equity. The following table shows a comparison of the as reported and pro forma amounts of shareholders' equity and net income for 1997 assuming that such goodwill is depreciated over a 10 year period.

                                      As Reported         Pro Forma
                                      -----------         ---------
Net income                                  3,494             2,761
Shareholders' equity                        8,109            13,972
                                      -----------         ---------
                                      -----------         ---------

13.  RESEARCH AND DEVELOPMENT

Research and development expenditures are charged directly to the statement of operations. Such amounts totaled CHF 6,328 in 1997.

                              Melcher Holding AG

             (in thousands of Swiss francs, except share data)


14.        EXCHANGE RATES

The following exchange rates were used:

                                    Year ended
                                   September 30,          September 30,
                Currency               1997                   1997
                --------           -------------          -------------
                100 FRF                25.05                  24.51
                1 GBP                 2.3261                 2.3460
                100 ITL              0.08565                 0.0841
                100 DEM                84.55                  82.33
                100 NLG                75.19                   73.1
                1 IEP                 2.2116                 2.1180
                1 USD                 1.4199                 1.4555
                1 CAD                 1.0347                 1.0530

15.        CONTINGENT LIABILITIES

Contingent liabilities for customs and excise amounted to CHF 183 at September 30, 1997.

LIABILITIES FROM LEASE AGREEMENTS

The Companies future obligations under lease agreements are as follows at September 30, 1997:

                                                      Machinery and
                                       Vehicles         equipment
                                     -------------    -------------
Up to 1 year                              155              119
2 to 3 years                              194              233
4 to 5 years                               12               59
Thereafter                                  -               10
                                       ------           ------
Total                                     361              421
                                       ------           ------
                                       ------           ------

16.        SUBSEQUENT EVENT (UNAUDITED)

Effective August 31, 1998, the Company, sold all of its previously outstanding capital stock and convertible loans to Power-One, Inc. pursuant to a Stock and Loan Purchase Agreement dated August 25, 1998 for approximately USD 42 million. In connection with the sale, the conversion features on the loans held by both Elektrowatt and SBC were exercised.

                              Melcher Holding AG

             (in thousands of Swiss francs, except share data)


17.        SWISS GAAP TO U.S. GAAP RECONCILIATION

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN SWISS GAAP AND U.S. GAAP

The audited and unaudited interim consolidated financial statements have been prepared and are presented in accordance with Swiss GAAP which differs in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP).

The following is a summary of significant adjustments to consolidated net income and consolidated shareholders' equity for Melcher Holding AG and subsidiaries which would be required if U.S. GAAP were applied instead of Swiss GAAP:

                                                                                       Nine months ended
                                                              Year ended                    June 30,
                                                              September 30,      ----------------------------
                                                                 1997                1998             1997
                                                                 ----                ----             ----
                                                                                 (unaudited)      (unaudited)
Consolidated net income as reported
   in the consolidated statements of
   operations under Swiss GAAP                                    3,494              3,248             1,824
Losses allocated to minority interests                               66                 38                 3
                                                                 ------             ------            ------

Adjusted net income under Swiss GAAP                              3,560              3,286             1,827
Adjustments to conform with U.S. GAAP:
    Business combinations - Fixed assets                            (39)               (41)              (50)
    Inventories                                                    (260)               898              (615)
    Accruals                                                        749               (479)              612
    Foreign currency translation                                   (271)               (11)               84
    Loss allocated to minority interests                            (43)               (38)                -
    Other                                                            73                 90                50
    Deferred taxes                                               (1,333)               136            (1,218)
    Tax effect of U.S. GAAP adjustments                            (133)                21               (40)
                                                                 ------             ------            ------

Consolidated net income under U.S. GAAP                           2,303              3,862               650
                                                                 ------             ------            ------
                                                                 ------             ------            ------

                              Melcher Holding AG

             (in thousands of Swiss francs, except share data)


17.        SWISS GAAP TO U.S. GAAP RECONCILIATION - (CONTINUED)

                                                                                Nine months
                                                            Year ended             ended
                                                           September 30,          June 30,
                                                               1997                 1998
                                                               ----                 ----
                                                                                (unaudited)
Consolidated shareholders' equity as
   reported in the consolidated balance
   sheets under Swiss GAAP                                       8,109              11,460
Less minority interests                                            (43)                (81)
                                                                ------              ------

Adjusted shareholders' equity under
   Swiss GAAP                                                    8,152              11,541
Adjustments to conform with U.S. GAAP:
    Business combinations - Fixed assets                           836                 795
    Inventories                                                  2,469               3,367
    Accruals                                                       864                 385
    Foreign currency translation                                    29                  18
    Loss allocated to minority interests                           (43)                (81)
    Other                                                           47                 135
    Deferred taxes                                                 163                 299
    Tax effect of U.S. GAAP adjustments                         (1,122)             (1,101)
                                                                ------              ------


Consolidated shareholders' equity under U.S. GAAP               11,395              15,358
                                                                ------              ------
                                                                ------              ------

BUSINESS COMBINATIONS

In accordance with Swiss GAAP, the difference between the purchase price and historical cost or fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to shareholders' equity. Under U.S. GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination is capitalized as goodwill and amortized through the statement of operations over its estimated useful life which may not exceed 40 years.

Under Swiss GAAP, assets acquired as part of a business combination, including but not limited to fixed assets, inventory and other assets and/or liabilities may be valued at historical cost. Under U.S. GAAP, the net assets acquired in a business combination are recorded at fair market value. In addition, under U.S. GAAP, direct costs incurred to consummate an acquisition are included in the cost of the net assets acquired (purchase price).

                               Melcher Holding AG

                (in thousands of Swiss francs, except share data)


17.         SWISS GAAP TO U.S. GAAP RECONCILIATION - (CONTINUED)


BUSINESS COMBINATIONS - (CONTINUED)

Additionally, under U.S. GAAP, the tax benefits resulting from any temporary differences or net operating loss carryforwards existing at the date of an acquisition that are first recognized subsequent to the acquisition date (by reduction of the valuation allowance) are reported in the following manner:

       -- First, the positive goodwill related to the acquisition is reduced to zero.

       -- Second, other non-current intangible assets related to the acquisition are reduced to zero.

       -- Third, any remaining benefit is reported as a reduction of income tax expense.

At the Acquisition date, the Company had net operating loss carryforwards at certain of its subsidiaries. During 1997, certain of these subsidiaries utilized the tax benefits of net operating loss carryforwards. As such, the Company has accordingly reduced the goodwill related to the Acquisition to zero. All remaining benefits have been reported as reductions of income tax expense.

INVENTORY

In accordance with Swiss GAAP, inventory costs include direct material and labor costs but do not include an allocation of production overhead which are expensed as incurred. Under U.S. GAAP, inventory costs include appropriate production and other indirect overhead.

ACCRUALS

Under Swiss GAAP, accruals are determined by reasonable and prudent estimates reflecting the expected costs and expenses or as allowed by Swiss tax code. The amount of such accruals or provisions represents the anticipated exposure to the Company. Restructuring accruals are recorded at the earliest time that an expense is known to the Company.

Under U.S. GAAP, an estimated loss from a loss contingency shall be charged to income only if it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If a loss is probable and the reasonable estimate of the loss is a range and no amount within the range appears to be a better estimate than any other amount, the minimum amount in the range shall be accrued. General or unspecified business risks do not meet the conditions for accrual and, therefore, no accrual shall be made.

                               Melcher Holding AG

                (in thousands of Swiss francs, except share data)


17.  SWISS GAAP TO U.S. GAAP RECONCILIATION - (CONTINUED)

FOREIGN CURRENCY TRANSLATION

Under Swiss GAAP, intercompany receivables and payables, including short and long-term loans, denominated in a foreign currency are translated at each balance sheet date to the respective local currency at the lower of the currency exchange rate on the transaction date or the balance sheet date. Under U.S. GAAP, such amounts are recorded at balance sheet rates with any resulting gain or loss recognized in the statement of operations. In addition, under U.S. GAAP, all foreign currency gains or losses resulting from long-term intercompany loans, for which there are no intention to repay, are charged directly to shareholders' equity

LOSSES ALLOCATED TO MINORITY INTERESTS

Under Swiss GAAP, minority interests' share of the net assets of the Company may be classified in the consolidated balance sheet as a component of shareholders' equity. In such cases, the minority interests share of the net income or loss for the year is not deducted from the profit or loss of the Company. Furthermore, a minority interests' share of the net assets of the Company can be allocated unlimited losses generated by the respective investment.

Under U.S. GAAP, minority interests are not classified as equity. In addition, minority interests share of the profit or loss for the period is deducted from or added to the Company's consolidated net income or loss in the statement of operations. Under U.S. GAAP, losses allocated to minority interests are limited to the extent of minority interests.

DEFERRED TAXES

Under Swiss GAAP, deferred tax assets are not generally recognized for all temporary differences between the book carrying values and tax bases of the assets and liabilities. Under U.S. GAAP, with some exceptions, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in which the Company operates. Additionally, a valuation allowance is established to reduce gross deferred tax assets to the amount which will more likely than not be realized.

OTHER

Other differences consist of primarily miscellaneous valuation differences that are not individually significant, including start-up costs, pensions, leases and other items.

                               Melcher Holding AG

                 (in thousands of Swiss francs, except share data)


17.         SWISS GAAP TO U.S. GAAP RECONCILIATION - (CONTINUED)

EXTRAORDINARY INCOME AND EXPENSE

In accordance with Swiss GAAP, certain income and expense items such as gains and losses from the sale of long-term assets and other items as well as the reversal of certain provisions and allowances for doubtful accounts can be classified as extraordinary income or expense. Under U.S. GAAP, such amounts are generally recorded as operating income and expense. Additionally, the reversal of provisions are generally recorded as reductions to the original expense rather than income.

TOTAL COST METHOD

As allowed under Swiss GAAP, the Company has presented its statement of operations under the "total cost" method. Under U.S. GAAP, the statement of operations would be presented in a cost of sales format. Such difference in presentation has no effect on net income.

COMMITMENTS AND CONTINGENT LIABILITIES

The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company. The Company is currently involved in a dispute with a third party regarding a product liability case. The investigations and potential remedies are currently being pursued. The ultimate outcome of this case can not be determined at this time.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                                POWER-ONE, INC.

Pro Forma Financial Information:

    On August 31, 1998, the Company completed its purchase of Melcher for a purchase price of $41.8 million. The purchase price was negotiated at arms length with the Sellers, none of whom had any prior relationship with the Company. The source of funds for the acquisition was a combination of the Company's available cash, as well as advances totaling $10 million under its existing credit facility.

    The acquisition was accounted for using the purchase method of accounting. The purchase price, including liabilities assumed, was allocated to tangible assets and intangible assets. The excess of the aggregate purchase price over the estimated fair market values of the net assets acquired was recognized as goodwill and other identifiable intangible assets, and is being amortized over periods ranging from five to 20 years.

    The following unaudited pro forma consolidated statements of operations gives effect to the acquisition as if it had occurred at the beginning of the period, while the unaudited pro forma consolidated balance sheet gives effect to the acquisition as if it had occurred as of December 31, 1997. Pro forma adjustments include only the effects of events directly attributable to the transaction that are expected to have a continuing impact and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below. The pro forma financial information does not necessarily relect the operating results that would have occurred had the acquisition been consummated as of the above dates, nor is such information indicative of future operating results. In addition, the pro forma financial results contain estimates since the acquired company did not maintain information on a period comparable with the Company's fiscal year-end.

    The pro forma consolidated balance sheet as of December 31, 1997 reflects the combination of Power-One's balance sheet as of December 31, 1997 and Melcher's balance sheet as of September 30, 1997. The pro forma consolidated statement of operations for the year ended December 31, 1997 reflects the combination of Power-One's statement of operations for the year ended
December 31, 1997 and Melcher's statement of operations for the year ended September 30, 1997. The pro forma consolidated statements of operations for the nine months ended September 30, 1998 and 1997 reflects the combination of Power-One's statements of operations for the nine months ended September 30, 1998 and 1997 and Melcher's statements of operations for the nine months ended June 30, 1998 and 1997, respectively.

    The most recent interim period balance sheet as of September 30, 1998 has been filed with the Company's Form 10-Q for the quarterly period ended September 30, 1998. This balance sheet includes the consolidated financial information of Melcher and Power-One subsequent to the acquisition.

                                POWER-ONE, INC.

                        PRO FORMA FINANCIAL INFORMATION
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (Dollars in thousands)

                                                                                December 31, 1997
                                                  -----------------------------------------------------------------------------
                                                     POWER-ONE       MELCHER         ADJUSTMENTS   REFERENCE      PRO FORMA
                                                  -----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $ 32,018       $ 1,059        $ (31,776)  (B)                $  1,301
Trade accounts receivable, net                             13,268         9,028                -                        22,296
Other receivables                                             328         1,616                -                         1,944
Inventories                                                22,369         9,533            2,903   (B, C)               34,805
Other current assets                                        3,854           178                -                         4,032
                                                  -----------------------------------------------              ----------------

     Total current assets                                  71,837        21,414          (28,873)                       64,378

Fixed assets and other                                     13,619        10,067            3,750   (B, C)               27,436
Intangible assets, net                                     27,181             -           28,960   (B, C)               56,141
                                                  -----------------------------------------------              ----------------

Total assets                                             $112,637       $31,482        $   3,837                      $147,956
                                                  -----------------------------------------------              ----------------
                                                  -----------------------------------------------              ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt                                          $    326       $ 2,431        $       -                      $  2,757
Accounts payable                                            4,465         3,050                -                         7,515
Accrued payroll and related expenses                          652         3,857                -                         4,509
Other accrued expenses and liabilities                      5,031         1,156            3,508   (D, E)                9,695
                                                  -----------------------------------------------              ----------------

     Total current liabilities                             10,474        10,494            3,508                        24,476

Long-term debt                                                  -         9,836            8,168   (B)                  18,004
Other liabilities                                           1,949         3,313                -                         5,262
                                                  -----------------------------------------------              ----------------

     Total non-current liabilities                          1,949        13,149            8,168                        23,266

Stockholders' equity:
Common stock                                                   17         3,302           (3,302)  (B)                      17
Participation certificate share capital                         -           156             (156)  (B)                       -
Additional paid in capital                                 92,227         3,324           (3,324)  (B)                  92,227
Retained earnings                                           7,970         1,011           (1,011)  (B)                   7,970
Cumulative currency translation                                 -            46              (46)  (B)                       -
                                                  -----------------------------------------------              ----------------

     Total stockholders' equity                           100,214         7,839           (7,839)                      100,214
                                                  -----------------------------------------------              ----------------

Total liabilities and stockholders' equity               $112,637       $31,482        $   3,837                      $147,956
                                                  -----------------------------------------------              ----------------
                                                  -----------------------------------------------              ----------------

                               POWER-ONE, INC.
                        PRO FORMA FINANCIAL INFORMATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
             (Dollars in thousands, except share and per share data)

                                                                         Year Ended December 31, 1997
                                               ------------------------------------------------------------------------------
                                                      POWER-ONE       MELCHER      ADJUSTMENTS  REFERENCE         PRO FORMA
                                               -----------------------------------------------------------------------------
Net sales                                             $ 91,583       $44,378        $       -                       $135,961
Cost of goods sold                                      55,481        18,262            3,228   (B, C)                76,971
                                               -----------------------------------------------               ----------------
     Gross profit                                       36,102        26,116           (3,228)                        58,990
Selling, general and
  administrative expense                                19,456        22,159                -                         41,615
Amortization of intangibles                              2,029             -            1,814   (A)                    3,843
                                               -----------------------------------------------               ----------------
     Total expenses                                     21,485        22,159            1,814                         45,458

Income from operations                                  14,617         3,957           (5,042)                        13,532

Interest income (expense), net                          (2,823)         (612)          (3,150)  (D, E)                (6,585)
Other income (expense), net                                (18)         (100)               -                           (118)
                                               -----------------------------------------------               ----------------
Income before income taxes                              11,776         3,245           (8,192)                         6,829
Income taxes                                             3,542         1,633           (2,564)  (F)                    2,611
                                               -----------------------------------------------               ----------------
Net income before minority interest                      8,234         1,612           (5,628)                         4,218
Minority interest                                            -            16                -                             16
                                               -----------------------------------------------               ----------------
Net income                                               8,234         1,628           (5,628)                         4,234
Preferred stock dividends and accretion                  1,514             -                -                          1,514
                                               -----------------------------------------------               ----------------
Net income attributable to common shares              $  6,720       $ 1,628        $  (5,628)                      $  2,720
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Basic earnings per common share                       $   0.58       $  0.14        $   (0.48)                      $   0.23
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Diluted earnings per common share                     $   0.56       $  0.14        $   (0.47)                      $   0.23
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Basic shares                                            11,659        11,659           11,659                         11,659
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Diluted shares                                          11,934        11,934           11,934                         11,934
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------

                                POWER-ONE, INC.
                         PRO FORMA FINANCIAL INFORMATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
             (Dollars in thousands, except share and per share data)

                                                                     Nine Months Ended September 30, 1998
                                              ------------------------------------------------------------------------------
                                                    POWER-ONE       MELCHER      ADJUSTMENTS   REFERENCE        PRO FORMA
                                              ------------------------------------------------------------------------------
Net sales                                            $ 68,299       $36,835        $       -                       $105,134
Cost of goods sold                                     40,354        15,032            3,164   (B, C)                58,550
                                              -----------------------------------------------               ----------------
     Gross profit                                      27,945        21,803           (3,164)                        46,584
Selling, general and
  administrative expense                               17,554        17,867                -                         35,421
Amortization of intangibles                             1,522             -            1,539   (A)                    3,061
                                              -----------------------------------------------               ----------------
     Total expenses                                    19,076        17,867            1,539                         38,482

Income from operations                                  8,869         3,936           (4,703)                         8,102

Interest income (expense), net                            901          (508)          (1,889)  (D, E)                (1,496)
Other income (expense), net                                75            42                -                            117
                                              -----------------------------------------------               ----------------
Income before income taxes                              9,845         3,470           (6,592)                         6,723
Income taxes                                            2,788           839           (1,981)  (F)                    1,646
                                              -----------------------------------------------               ----------------
Net income before minority interest                     7,057         2,631           (4,611)                         5,077
Minority interest                                           -             -                -                              -
                                              -----------------------------------------------               ----------------
Net income attributable to common shares             $  7,057       $ 2,631        $  (4,611)                      $  5,077
                                              -----------------------------------------------               ----------------
                                              -----------------------------------------------               ----------------
Basic earnings per common share                      $   0.41       $  0.15        $   (0.27)                      $   0.30
                                              -----------------------------------------------               ----------------
                                              -----------------------------------------------               ----------------
Diluted earnings per common share                    $   0.41       $  0.15        $   (0.27)                      $   0.29
                                              -----------------------------------------------               ----------------
                                              -----------------------------------------------               ----------------
Basic shares                                           17,068        17,068           17,068                         17,068
                                              -----------------------------------------------               ----------------
                                              -----------------------------------------------               ----------------
Diluted shares                                         17,327        17,327           17,327                         17,327
                                              -----------------------------------------------               ----------------
                                              -----------------------------------------------               ----------------

                               POWER-ONE, INC.
                       PRO FORMA FINANCIAL INFORMATION
                    CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
           (Dollars in thousands, except share and per share data)

                                                                     Nine Months Ended September 30, 1997
                                               ------------------------------------------------------------------------------
                                                     POWER-ONE       MELCHER      ADJUSTMENTS   REFERENCE          PRO FORMA
                                               ------------------------------------------------------------------------------
Net sales                                             $ 65,785       $32,582        $       -                       $ 98,367
Cost of goods sold                                      39,127        13,586            3,164   (B, C)                55,877
                                               -----------------------------------------------               ----------------
     Gross profit                                       26,658        18,996           (3,164)                        42,490
Selling, general and
  administrative expense                                15,796        17,019                -                         32,815
Amortization of intangibles                              1,522             -            1,539   (A)                    3,061
                                               -----------------------------------------------               ----------------
     Total expenses                                     17,318        17,019            1,539                         35,876

Income from operations                                   9,340         1,977           (4,703)                         6,614

Interest income (expense), net                          (2,906)         (376)          (2,563)  (D)                   (5,845)
Other income (expense), net                                 12           169                -                            181
                                               -----------------------------------------------               ----------------
Income before income taxes                               6,446         1,770           (7,266)                           950
Income taxes                                             1,748         1,304           (2,251)  (F)                      801
                                               -----------------------------------------------               ----------------
Net income before minority interest                      4,698           466           (5,015)                           149
Minority interest                                            -             2                -                              2
                                               -----------------------------------------------               ----------------
Net income                                               4,698           468           (5,015)                           151
Preferred stock dividends and accretion                  1,259             -                -                          1,259
                                               -----------------------------------------------               ----------------
Net income attributable to common shares              $  3,439       $   468        $  (5,015)                      $ (1,108)
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Basic earnings per common share                       $   0.34       $  0.05        $   (0.50)                      $  (0.11)
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Diluted earnings per common share                     $   0.33       $  0.05        $   (0.49)                      $  (0.11)
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Basic shares                                            10,000        10,000           10,000                         10,000
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------
Diluted shares                                          10,266        10,266           10,266                         10,266
                                               -----------------------------------------------               ----------------
                                               -----------------------------------------------               ----------------

Notes to Pro Forma Balance Sheet:

A) The Company is undertaking studies, including appraisals as appropriate, to establish the fair market value of the acquired Melcher assets. Final results of these studies, not available at the time of this filing on Form 8-K, will be used to establish the opening balance sheet carrying values for Melcher's net assets.

B) Record the purchase of all of the outstanding capital stock and certain convertible loans of Melcher Holding AG. The purchase price of approximately $41.8 million was financed with the Company's available cash and $10.0 million of borrowings under the Company's available borrowing facility.

C) Record the fair market value of certain assets acquired from Melcher, based on the preliminary appraisal values and management estimates. These amounts are subject to reclassification and adjustments.

D) Record liabilities for professional fees and expenses related to the acquisition of $1,645.

E) Record the change in deferred taxes based on preliminary tax values of the assets acquired and liabilities assumed.


Notes to Pro Forma Statements of Income:

A) Record annual amortization of goodwill and other identified intangible assets, assuming amortization periods from 7 to 20 years. The estimated useful lives are based on periods of economic benefit.

B) Record depreciation expense related to the fair market value adjustment of fixed assets.

C) Record additional cost of sales arising from fair market value inventory adjustment recorded upon the purchase of Melcher.

D) Record interest expense related to assumed borrowing of $10 million to partially finance the Melcher acquisition, assumed interest rate of 7.3%. For the period January 1, 1997 to September 30, 1997, additional borrowings of $33.4 million at an interest rate of 7.87% were assumed outstanding to finance the purchase of Melcher.

E) Record reduction in interest income related to the assumed $33.4 decrease in interest earning cash and short-term investments used to purchase Melcher, assumed interest rate of 5.35%. Cash was available beginning October 1, 1997, subsequent to the Company's initial public offering.

F)  Record income taxes related to the above adjustments.

G) Additional sales and cost savings benefits from synergies derived from the acquisition are expected but are not reflected in the Pro Forma Statements of Income.

YEAR 2000 ISSUE

    What is now commonly known as "The Year 2000 Issue" ("Y2K") is primarily the result of computer systems and software programs being coded to accept two digit entries rather than four to define the applicable year. These computer systems and programs were designed and developed without consideration of the upcoming change in the century. For example, the year "00" may be recognized as 1900 instead of 2000 and, if not corrected, many computer applications could fail or create erroneous results.

    Because the Y2K issue creates risk for the Company from unforeseen problems with its own computer systems and software and from third party suppliers and customers with whom the Company deals on financial transactions, Melcher has recently begun assessments of its Y2K readiness. A Y2K team has been established with representatives from each of Melcher's facilities. The team is currently performing a comprehensive review of its computer systems and software, its technical infrastructure, as well as embedded systems commonly found in manufacturing equipment such as microcontrollers. The review also includes assessments of the Company's products and the readiness of its key suppliers, subcontractors and customers to handle dates beginning with the year 2000.

    More specifically, in order to parallel the Company's Y2K effort, Melcher is conducting an enterprise-wide (three European manufacturing locations and sales and application engineering offices in seven European countries, the United States and Canada) inventory of vendor and information systems to identify links to the following areas: (a) core business processes; (b) system platforms, program languages and database management systems; (c) operating system software and utilities; (d) telecommunications systems; and
(e) internal and external interfaces.

    Melcher will work closely with vendors and customers to confirm that they too are taking the steps necessary to become Y2K compliant. Each system, application and vendor will be prioritized and ranked in terms of importance to the business, and conversion efforts will then be based on this ranking.

    Although the Melcher Y2K team is still in the assessment phase of the project, it has been determined that its manufacturing software system, "Phoenix", is Y2k compliant whereas the financial software package is not compliant. The cost associated with conversion of the financial systems has not yet been determined. A complete internal risk analysis is scheduled for finalization by the end of this calendar year which will also include a comprehensive project implementation plan. In addition, it is expected that by the end of the first quarter of 1999 the Y2K team will have also assessed the readiness of key suppliers and vendors. The preliminary target for the completion of Y2K remediation and testing efforts is by the end of the third quarter of 1999. The overall costs to complete Melcher's Y2K project are not fully known at this time and the Company is not certain if these costs will be material.

                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 16, 1998               Power-One, Inc.

                                  By:   /s/ STEVEN J. GOLDMAN

                                       ------------------------------
                                        Steven J. Goldman
                                        Chairman of the Board, Chief Executive
                                        Officer and President


                                  By:   /s/ EDDIE K. SCHNOPP

                                       -------------------------------
                                        Eddie K. Schnopp
                                        Vice President, Finance and Logistics,
                                        Chief Financial Officer and Secretary


Zurich, Switzerland
November 13, 1998